Not to be distributed in the United States or through United States newswire

For Immediate Release

Corel Completes Sale of Common Shares

Ottawa, Canada - June 28, 2000 - Corel Corporation (NASDAQ: CORL, TSE: COR) announced today that it has completed the previously announced sale of 7,299,270 Common Shares by the Company. The issue was priced at Cdn $4.11 per Common Share for total gross proceeds of Cdn $30 million.

In addition, half warrants will be issued to the purchasers of common shares of the Company that are purchased as part of the offering, each whole warrant entitling the purchaser to acquire an additional common share at the price of Cdn. $4.56 within a 12_month period. In the event that all of the warrants are exercised, the Company will issue an additional 3,649,635 common shares resulting in gross proceeds of Cdn. $16,642,335.60.

The underwriter for the offering is Canaccord Capital Corporation.

The net proceeds of the offering will be used by the Company to meet operating cash requirements, cost reduction plan costs, capital commitments and for working capital purposes.

The common shares issued as part of this offering have not been and will not be registered under the United States Securities Act of 1933, as amended, and may not be sold or offered for sale in the United States or otherwise distributed in the United States, except in reliance on available registration exemptions.

Corel Corporation

Corel Corporation is an internationally recognized developer of award_winning business productivity, graphics and operating system solutions on the Windows®, Linux®, UNIX®, Macintosh® and Java&trade platforms. Corel also develops market-leading, Web-based solutions including applications, contents, e-commerce and online services. For access to these services and more information go to www.corel.com or www.corelcity.com. Corel is headquartered in Ottawa, Canada. Corel's common stock trades on the NASDAQ Stock MarketK under the symbol CORL and on the Toronto Stock Exchange under the symbol COR.

This press release contains statements that are forward looking as that term is defined by the United States Private Securities Litigation Reform Act of 1995. These statements are based on current expectations that are subject to risks and uncertainties. Actual results will differ due to factors such as shifts in customer demand, product shipment schedules, product mix, competitive products and pricing, technological shifts and other variables. Readers are referred to Corel's most recent reports filed with the Securities and Exchange Commission.

Corel and the Go further logo are trademarks or registered trademarks of Corel Corporation or Corel Corporation Limited. Linux is a registered trademark of Linus Torvalds. All other products, fonts, company names and logos are trademarks or registered trademarks of their respective owners.

Corel Press Contact:

Catherine Hughes

(613) 728-0826 ext. 1659

catherineh@corel.ca